Submission of Matters to a Vote of Shareholders

The Joint Annual Meeting of Shareholders of First Trust
Value Line ( R)  Dividend Fund, First Trust/Four Corners
Senior Floating Rate Income Fund, Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First Trust/Value Line ( R) & Ibbotson Equity Allocation Fund, and First Trust/Four Corners Senior Floating Rate Income Fund II was held on September 13, 2004. At the Annual Meeting the Fund's Board of Trustees, consisting of James A. Bowen, Niel B. Nielson, Thomas R. Kadlec, Richard E. Erickson and David M. Oster, was elected to serve an additional one year term. The number of votes cast for James A. Bowen was 5,415,025, the number of votes withheld was 35,540 and the number of abstentions was 3,529,671. The number of votes cast for Niel B. Nielson was 5,414,425, the number of votes withheld was 36,140 and the number of abstentions was 3,529,671. The number of votes cast for Richard E. Erickson was 5,412,875, the number of votes withheld was 37,690 and the number of abstentions was 3,529,671. The number of votes cast for Thomas R. Kadlec was 5,415,025, the number of votes withheld was 35,540 and the number of abstentions was3,529,671. The number of votes cast for David M. Oster was 5,418,290, the number of votes withheld was 32,275 and the number of abstentions was 3,529,671.